Horizon Technology Finance Announces Fourth Quarter and
Full Year 2011 Financial Results and
Declares Quarterly Dividend of $0.45 Per Share

Successful Deployment of Capital into High-Yielding Assets and Significant Warrant Gains Provide Strong Investment Returns in Horizon’s First Full Year as a Public Company

FARMINGTON, Conn., March 12, 2012 – Horizon Technology Finance Corporation (Nasdaq: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides secured loans to venture capital and private equity backed development-stage companies in the technology, life science, healthcare information and services, and clean-tech industries, today announced its financial results for the quarter and year ended December 31, 2011 and declared a cash dividend of $0.45 per share.

Fourth Quarter and Full Year 2011 Highlights

•	Declared a fourth quarter dividend of $0.45 per share, increasing the cumulative dividend declared by Horizon to $1.85 per share since the Company’s IPO in October 2010
•	Ended the year with an investment portfolio of $178.0 million, an increase of 30.1% compared to the end of 2010
•	Net investment income was $3.3 million, or $0.44 per share, for the fourth quarter and $10.5 million, or $1.38 per share, for the full year 2011
•	Net realized gain on investments was $0.8 million, or $0.10 per share, for the fourth quarter and $6.3 million, or $0.83 per share, for the full year 2011
•	Increase in net assets from operations was $0.8 million, or $0.10 per share, for the fourth quarter and $11.0 million, or $1.44 per share, for the full year 2011
•	Net asset value equaled $129.9 million, or $17.01 per share, as of December 31, 2011
•	Portfolio weighted average yield was 14.3% for the fourth quarter and 14.6% for the full year 2011
•	Unfunded loan approvals and commitments totaled $22.5 million at year end

“In 2011, our first full year as a public company, Horizon achieved significant success executing its investment strategy and strengthening the Company’s leading franchise in the venture lending industry,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer. “Specifically, we utilized our disciplined approach in deploying more than $106 million into high-yielding assets within our core markets, realized no loan losses and recorded substantial warrant gains, enabling Horizon to post solid financial results and deliver increasing dividends throughout the year. Since our IPO in October 2010, we have declared a cumulative dividend of $1.85 per share. We also realized an additional gain in the fourth quarter from the sale of one of our portfolio companies, increasing Horizon’s aggregate realized warrant gains to $6.9 million, or $0.91 per share, since going public. With a mature, high-quality investment portfolio that generates a stable stream of interest income and provides the opportunity to enhance total returns, we remain well positioned to drive future performance and continue to provide attractive dividends for the benefit of shareholders.”

Operating Results

Total investment income increased 24.7% for the three months ended December 31, 2011 to $6.2 million, as compared to $5.0 million for the three months ended December 31, 2010. The year-over-year increase in investment income is primarily due to the increased average size of the Company’s loan portfolio. For the three months ended December 31, 2011, total investment income included $6.0 million in interest income from investments, which included $0.5 million in income from the amortization of discounts and origination fees on investments.

For the year ended December 31, 2011, total investment income increased to $24.1 million as compared to $18.2 million in the prior year period. For the year ended December 31, 2011, total investment income included $22.9 million in interest income from investments, which included $1.8 million in income from the amortization of discounts and origination fees on investments. Other investment income was primarily comprised of a one-time success fee received upon the completion of an acquisition of one of Horizon’s portfolio companies and prepayment fees earned on debt investments.

The Company’s dollar-weighted average annualized portfolio yield on average loans, excluding warrant gains, was 14.3% for the three months ended December 31, 2011 and 15.3% for the three months ended December 31, 2010. The Company’s dollar-weighted average annualized portfolio yield on average loans for both the year ended December 31, 2011 and 2010 was 14.6%.

Total expenses were $2.7 million for the three months ended December 31, 2011, as compared to $2.5 million for the three months ended December 31, 2010. Total expenses consisted principally of interest expense and management and incentive fees. Performance based incentive fees for the three months ended December 31, 2011 totaled approximately $0.3 million, compared to $0.4 million of incentive fees for the three months ended December 31, 2010. Professional fees and general and administrative expenses increased year-over-year primarily due to the cost associated with operating as a public company for the full three month period ended December 31, 2011. Total expenses for the year ended December 31, 2011 were $13.3 million versus $7.8 million in the prior year period.

Net investment income for the three months ended December 31, 2011 was $3.3 million, or $0.44 per share, as compared to net investment income of $2.5 million in the prior year period. For the years ended December 31, 2011 and 2010, net investment income was $10.5 million and $10.4 million, respectively.

For the three months ended December 31, 2011, the net realized gain on investments was $0.8 million, or $0.10 per share, from the sale of stock acquired through the exercise of warrants in portfolio companies. The net realized gain on investments for the three months ended December 31, 2010 was $0.7 million. For the year ended December 31, 2011, the Company reported a net realized gain on investments of $6.3 million, or $0.83 per share, as compared to $0.7 million for the year ended December 31, 2010.

For the three months ended December 31, 2011, the net unrealized depreciation on investments was $3.2 million as compared to a net unrealized appreciation on investments of $1.4 million in the prior year period. For the year ended December 31, 2011, the net unrealized depreciation on investments was $5.7 million as compared to a net unrealized appreciation on investments of $2.9 million for the year ended December 31, 2010. The net unrealized depreciation on investments was primarily due to $4.0 million in the reversal of unrealized appreciation on the sale of warrants and $2.7 million of unrealized depreciation on six debt investments, partially offset by unrealized appreciation on investments.

For the three months ended December 31, 2011 and 2010, the net increase in net assets resulting from operations was $0.8 million and $4.6 million, respectively. For the years ended December 31, 2011 and 2010, the net increase in net assets resulting from operations was $11.0 million and $14.7 million, respectively.

Portfolio Summary and Investment Activity

As of December 31, 2011, the Company’s debt portfolio consisted of 38 secured loans with an aggregate fair value of $173.3 million. In addition, the Company’s warrant portfolio of investments had an aggregate fair value of $4.1 million as of December 31, 2011. Portfolio activity for the fourth quarter included $19.5 million of new loan funding, offset by $10.6 million of early pay-offs and $8.2 million in contractual principal prepayments. Total portfolio investment activity as of and for the years ended December 31, 2011 and 2010 was as follows:

	For the year ended December 31,
	2011	2010
	($ in thousands)
Beginning portfolio	$136,810	$113,878
New loan funding	106,350	98,267
Less refinanced balances	(8,677)	(13,593)
Net new loan funding	97,673	84,674
Principal and stock payments received on investments	(34,793)	(33,149)
Early pay-offs	(16,649)	(31,709)
Accretion of loan fees	1,895	1,399
New loan fees	(1,049)	(836)
New equity investments	579	350
Proceeds from sale of investments	(6,985)	(1,009)
Net realized gain on investments	6,599	680
Net (depreciation) appreciation on investments	(5,974)	2,814
Other	(93)	(282)
Ending portfolio	$178,013	$136,810

Portfolio Asset Quality

As of December 31, 2011 and 2010, the Company’s loan portfolio had a weighted average credit rating of 3.1 and 3.2, respectively, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 or 1 represents a deteriorating credit quality and increased risk. The Company did not have any investments on non-accrual status as of December 31, 2011 and 2010.

Liquidity and Capital Resources

As of December 31, 2011, Horizon had cash and investments in money market funds totaling $14.8 million.

Borrowings outstanding under the Company’s $150 million accordion credit facility, which contains an initial commitment of $75 million from Wells Fargo Capital Finance, totaled $17.8 million as of December 31, 2011. Borrowings outstanding under the Company’s WestLB credit facility, which continues to provide leverage to the Company through March 2015, totaled $46.7 million as of December 31, 2011.

Fourth Quarter 2011 Dividend

On March 12, 2012, Horizon’s Board of Directors declared a fourth quarter dividend of $0.45 per share, payable on March 30, 2012 to stockholders of record on March 23, 2012. The Company expects the dividend to be paid from taxable earnings with specific tax characteristics reported to stockholders after the end of the 2012 calendar year. For the tax status of dividends paid by Horizon during 2011, please visit the Company’s website, www.horizontechnologyfinancecorp.com.

Conference Call

Management will host a conference call on Tuesday, March 13, 2012 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 677-9112 and the dial-in number for international callers is (708) 290-1396. The access code for all callers is 43314588. A live webcast will also be available on the Company’s website at www.horizontechnologyfinancecorp.com.

A replay of the call will be available through March 20, 2012. To access the replay, please dial (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and then enter the access code 43314588. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a business development company that provides secured loans to development-stage companies backed by established venture capital and private equity firms within the technology, life science, healthcare information and services, and clean-tech industries. The investment objective of Horizon Technology Finance is to maximize total risk-adjusted returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants to purchase the equity of portfolio companies. Headquartered in Farmington, Connecticut, with a regional office in Walnut Creek, California, the Company is externally managed by its investment advisor, Horizon Technology Finance Management LLC. To learn more, please visit www.horizontechnologyfinancecorp.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements," which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities

(In thousands, except share data)

	December 31,
	2011	2010

Assets
Non-affiliate investments at fair value (cost of $180,651 and $133,494, respectively)	$178,013	$136,810
Investment in money market funds	13,518	39,104
Cash	1,298	37,689
Interest receivable	2,985	1,938
Other assets	1,997	664
Total assets	$197,811	$216,205

Liabilities
Borrowings	$64,571	$87,425
Base management fee payable	330	360
Incentive fee payable	1,766	414
Other accrued expenses	1,260	811
Total liabilities	67,927	89,010

Net assets
Preferred Stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of December 31, 2011 and 2010	—	—
Common Stock, par value $0.001 per share, 100,000,000 shares authorized, 7,636,532 and 7,593,422 shares outstanding as of December 31, 2011 and 2010	8	8
Paid-in capital in excess of par	124,512	123,836
Accumulated undistributed (distributions in excess of) net investment income	4,965	(143)
Net unrealized (depreciation) appreciation on investments	(2,659)	3,043
Net realized gains on investments	3,058	451
Total net assets	129,884	127,195
Total liabilities and net assets	$197,811	$216,205
Net asset value per common share	$17.01	$16.75

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share data)

	Three months ended	Three months ended		Year ended	Year ended
	December 31, 2011(1)	December 31, 2010(1)		December 31, 2011(1)	December 31, 2010(1)
Investment income
Interest income on non-affiliate investments	$5,968		$4,514	$22,879		$17,366
Interest income on cash and cash equivalents	1		17	91		70
Fee income on non-affiliate investments	214		426	1,084		771

Total investment income	6,183		4,957	24,054		18,207

Expenses
Interest expense	588		848	2,681		4,130
Base management fee	963		871	4,192		2,687
Performance based incentive fee	312		414	3,013		414
Administrative fee	326		88	1,199		88
Professional fees	225		94	1,259		204
General and administrative	248		136	988		300

Total expenses	2,662		2,451	13,332		7,823

Net investment income before excise tax	3,521		2,506	10,722		10,384

Provision of excise tax	(211)		—	(211)		—
Net investment income	3,310		2,506	10,511		10,384
Credit for loan losses	—		—	—		739

Net realized and unrealized gain on investments
Net realized gain on investments	772		682	6,316		680
Provision of excise tax	(129)		—	(129)		—
Net change in unrealized (depreciation) appreciation on investments	(3,167)		1,381	(5,702)		2,930

Net realized and unrealized (loss) gain on investments	(2,524)		2,063	485		3,610

Net increase in net assets resulting from operations	$786		$4,569	$10,996		$14,733

Net investment income per common share (2)	$0.44	$	N/A	$1.38	$	N/A

Change in net assets per common share (2)	$0.10	$	N/A	$1.44	$	N/A

Weighted average shares outstanding (2)	7,630,025		N/A	7, 610,818		N/A

(1)	The results of operations for the fourth quarter and twelve months ended December 31, 2011 reflect Horizon’s qualification to be treated as a Business Development Company (BDC) under the 1940 Act immediately following the Company’s initial public offering (IPO), which was effective on October 28, 2010, whereas the operating results for the fourth quarter and twelve months ended December 31, 2010 include the Company’s results prior to operating as a BDC under the 1940 Act. Accounting principles used in the preparation of these two periods are different, primarily as it relates to the carrying value of loan investments and classification of hedging activity. Therefore, the results of operations and financial position for the fourth quarter and twelve months ended December 31, 2011, and fourth quarter and twelve months ended December 31, 2010, are not directly comparable.
(2)	For the full fourth quarter and twelve months ended December 31, 2010, the Company did not have common shares outstanding or an equivalent and, therefore, earnings per share and weighted average shares outstanding information for this period is not provided.

Contacts:
Horizon Technology Finance Corporation	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Leon Berman / Michael Cimini
(860) 676-8653	(212) 477-8438 / (212) 477-8261
chris@horizontechfinance.com	lberman@igbir.com / mcimini@igbir.com